Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the USA Technologies, Inc. 2006-A Stock Compensation Plan of our report dated September 2, 2005, except for the first paragraph of note 2, as to which the date is February 17, 2006, with respect to the consolidated financial statements of USA Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2005, filed with the Securities and Exchange Commission.

/s/ Goldstein Golub Kessler LLP

New York, NY
June 19, 2006